Exhibit 10.5



                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "AGREEMENT"), dated effective as of July 25, 2000, is entered into by and between CONSOLIDATED GRAPHICS, INC., a Texas corporation having its principal place of business in Houston, Harris County, Texas ("CGX"), and CHARLES WHITE (the "EXECUTIVE"); other capitalized terms used in this Agreement are defined and shall have the meanings set forth in Section 17 or elsewhere herein.
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                             W I T N E S S E T H:

     WHEREAS, Executive is to be employed as President and Chief Operating Officer of CGX;

     WHEREAS, in connection with his employment, Executive will be provided by CGX with specialized training and given access to confidential information;

     WHEREAS, it is the desire of the Board of Directors of CGX (the "BOARD") to engage Executive as an executive officer of CGX and its subsidiaries pursuant to the terms of this Agreement; and

     WHEREAS, Executive is desirous of committing himself to serve CGX on the terms herein provided.

     NOW, THEREFORE, in consideration of the premises, representations and mutual covenants hereinafter set forth, the parties hereby covenant and agree as follows:

     1. EMPLOYMENT. CGX hereby employs Executive, and Executive hereby accepts employment with CGX, on the terms and conditions set forth in this Agreement.

     2. EMPLOYMENT PERIOD. The term of Executive's employment (the "EMPLOYMENT PERIOD") pursuant to the terms of this Agreement shall commence upon the Effective Date and shall continue until the Termination Date (as defined below).

     3. DUTIES. Executive shall (i) serve under the direction of the Board and Joe R. Davis, the Chief Executive Officer of CGX (the "CEO"), as the President and Chief Operating Officer of CGX, (ii) have all the rights, powers and duties associated with his positions, and (iii) faithfully, to the best of Executive's ability, perform the duties and other reasonably related services assigned to Executive by the Board and/or CEO from time to time (the "DUTIES"). Executive shall be subject to, and shall comply with, CGX insider trading policies (a copy of which has been delivered to Executive) and the other policies of CGX in effect from time to time (collectively, the "CGX POLICIES"); provided, however, that to the extent such CGX Policies may contradict the express provisions of this Agreement, the provisions of this Agreement shall govern. Executive shall devote his full business time, efforts and attention to the business of CGX during the Employment Period consistent with past practice and, without the prior written consent of the Board, Executive shall not during the Employment Period render any services of a business, commercial or professional nature, to any person or organization other than CGX and

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the Affiliates or be engaged in any other business activity, other than those activities described in Section 12 below.  Executive represents and warrants
                        ----------
that Executive is not a party to or bound by any agreement or contract or subject to any restrictions, including without limitation in connection with any previous employment, which might prevent Executive from entering into and performing Executive's obligations under this Agreement.

     4. COMPENSATION. During the Employment Period, Executive shall be compensated for Executive's services as follows:

          (a) Executive shall be paid a base monthly salary of not less than $29,166.67, subject to any and all customary payroll deductions, including deductions for the Federal Insurance Contributions Act and other federal, state and local taxes. Such monthly salary shall be increased during the Employment Period at the same time and on at least as favorable a basis as other officers of CGX.

          (b) Except to the extent such policies may contradict the express provisions of this Agreement, in which case the provisions of this Agreement shall govern, Executive shall be eligible to receive
     (i) fringe benefits on the same basis as other management employees of CGX pursuant to CGX Policies in effect from time to time, including holiday time and (ii) three (3) weeks paid vacation; provided, however, that earned but unused vacation or other compensated absences shall not be carried forward for use or payment in subsequent periods; and provided, further, that CGX will act reasonably to continue in effect comparable medical benefits to those currently in effect at the Company.

          (c) Executive shall be eligible to participate, to the extent that Executive meets all eligibility requirements of general application, in each of the employee benefit plans maintained by CGX or in which employees of CGX generally are eligible to participate, including as of the date hereof, group hospitalization, medical, dental, and short and long term disability and life plans.

     5. BONUS. In addition to the other compensation set forth herein, Executive shall be entitled to receive an annual cash bonus payment in an amount to be determined in the sole discretion of the CEO and approved by the Board or the Compensation Committee of the Board; provided, however, that the sum of Executive's annual base salary (as paid monthly pursuant to Section 4(a) hereof) plus annual cash bonus payment shall equal or exceed the sum of the annual base salary plus annual cash bonus of each CGX employee working at CGX's corporate headquarters other than that of the CEO.

     6. STOCK OPTIONS. In addition to the other compensation set forth herein, Executive shall be provided with options to purchase CGX shares as follows:

          (a) 200,000 shares to be granted effective as of the Effective Date at an exercise price equal to the closing price per share of CGX common stock as reported on the New York Stock Exchange on July 26, 2000; and

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          (b)  25,000 shares on each anniversary date of the Effective Date during the Employment Period; such options shall have an exercise price equal to the closing price per share of CGX common stock as reported on the New York Stock Exchange (or other applicable national exchange on which the common stock of CGX is then listed) on the day immediately preceding the effective date of the grant of such option.

All options granted pursuant to the terms of this Agreement shall be granted pursuant to and subject to the terms of the form CGX Stock Option Agreement attached hereto as Exhibit "A".
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     7.   EXECUTIVE EXPENSES.  During the Employment Period, Executive shall be entitled to be reimbursed for reasonable normal business expenses incurred in the performance of the Duties hereunder in accordance with CGX Policies in effect from time to time; provided, however, that documentation supporting such expenses must be submitted to and approved by the CEO or the Board before such reimbursement is paid to Executive.

     8. NO COMPETING BUSINESS. In consideration for the benefits received by Executive pursuant to this Agreement, during the Noncompetition Period, Executive shall not, except as permitted by Section 12 of this Agreement,
                                            ----------
directly or indirectly own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate (whether as a proprietor, partner, employee, stockholder, member, director, officer, executive, joint venturer, investor, consultant, agent, sales representative, broker or other participant) in any Competitive Business operating in or soliciting business from CGX's Market, without regard to (i) whether the Competitive Business has its office or other business facilities within CGX's Market, (ii) whether any of the activities of Executive referred to above occur or are performed within CGX's Market or (iii) whether Executive resides, or reports to an office, within CGX's Market.

     9. NO INTERFERENCE WITH THE BUSINESS. In consideration for the benefits received by Executive pursuant to this Agreement, during the Noncompetition Period, Executive shall not:

          (a) directly or indirectly solicit, induce or intentionally influence any third party sales representative, agent, supplier, lender, lessor or any other person which has a business relationship with CGX and/or any Affiliate or which had on the date of this Agreement a business relationship with CGX and/or any Affiliate to discontinue, reduce the extent of, discourage the development of or otherwise harm such relationship with CGX and/or any Affiliate;

          (b) directly or indirectly attempt to induce any known customer to terminate any contract or otherwise divert from CGX and/or any Affiliate any trade or business being conducted by any such customer with CGX and/or any Affiliate or directly or indirectly attempt to solicit, induce or intentionally influence any prospective or past customer of CGX and/or any Affiliate to discontinue, reduce the extent of, or not conduct business with CGX and/or any Affiliate;

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          (c)  directly or indirectly recruit, solicit, induce or influence any executive, employee or sales agent of CGX and/or any Affiliate to discontinue such sales, employment or agency relationship with CGX and/or any such Affiliate;

          (d) employ, seek to employ or cause any other person or entity to employ or seek to employ as a sales representative or Executive any person who is then (or was at any time since the Effective Date) employed by CGX and/or any of the Affiliates; or

          (e) directly or indirectly denigrate or in any manner undertake to discredit CGX, any Affiliate or any successor thereof or any person, operation or entity associated with CGX or any Affiliate.

      10. CONSIDERATION FOR RESTRICTIONS. Executive acknowledges that the restrictions imposed under Sections 3, 8, 9, and 11 are supported by the
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consideration to be received by Executive pursuant to the terms of this
Agreement.

      11. NO DISCLOSURE OF CONFIDENTIAL INFORMATION. Executive shall not directly or indirectly knowingly disclose to anyone or use or otherwise exploit for Executive's own benefit or for the benefit of anyone other than CGX and/or any of the Affiliates any Confidential Information. Executive shall not disclose the terms of this Agreement to anyone other than a representative or agent of Executive.

     12.  PERMITTED ACTIVITIES.  The restrictions set forth in Sections 3, 8 and
                                                               -----------------
9 of this Agreement shall not apply to Permitted Activities (as defined below).
-

     13. REDUCTION OF RESTRICTIONS BY COURT ACTION. If the length of time, type of activity, geographic area or other restrictions set forth in the restrictions of Sections 3, 8, 9, or 11 are deemed unreasonable in any court
                -----------------------
proceeding, the parties hereto agree that the court may reduce such restrictions to ones it deems reasonable to protect the substantial investment of CGX and the Affiliates in their businesses and the goodwill attached thereto.

     14. REMEDIES. Executive understands that CGX and the Affiliates will not have an adequate remedy at law for the breach or threatened breach by Executive of any one or more of the covenants set forth in this Agreement and agrees that in the event of any such breach or threatened breach, CGX or any Affiliate may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin Executive from the breach or threatened breach of such covenants. In the event either party commences legal action to enforce its or his rights under this Agreement, the prevailing party in such action shall be entitled to recover all of the costs and expenses in connection therewith, including reasonable attorney's fees.


     15.  TERMINATION.

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          (a)  The "TERMINATION DATE" shall mean the date in which the first of the following occur:

               (i) the fifth anniversary of the Effective Date or any date subsequent thereto provided one party has given notice to the other at least one (1) year in advance of such date of his/its election to terminate this Agreement on such date;

               (ii)   Executive's death;

               (iii)  the Disability (as defined below) of Executive;

               (iv) termination by CGX of Executive for Cause (as defined below);

               (v)    termination by CGX of Executive without Cause;

               (vi) the resignation of Executive for any reason (other than Good Reason (as defined below)), which shall take effect immediately upon CGX's receipt of such resignation,

               (vii) the resignation of Executive for Good Reason, which shall take effect immediately upon CGX's receipt of such resignation; or

               (viii) a Change in Control (as defined in the Change in
                      Control Agreement).

          (each of (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) are referred to herein as a "TERMINATION").

          (b)  If a Termination occurs pursuant to subparagraphs (v), or
                                                   ---------------------
     (vii), then during the Severance Period (as defined below), (i)
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     Executive shall receive Executive's monthly salary in effect immediately prior to the Termination in accordance with Section 4(a)
                                                             ------------
     and (ii) Executive shall continue to receive and/or be able to elect to receive benefits under CGX welfare plans or substantially equivalent welfare plans at CGX's expense, including but not limited to, medical/hospital, dental, life, and disability, in accordance with the terms of such plans in effect at the time; provided, however, that Executive shall be responsible for the costs of such benefits to the same extent he was responsible (or would have been responsible had he then been a participant) for such costs prior to the Termination Date.

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          (c)  If a Termination occurs pursuant to subparagraphs (i), (ii),
     (iii), (iv), (vi) or (viii), then Executive or Executive's estate shall receive (i) Executive's monthly salary in effect immediately prior to the Termination in accordance with Section 4(a) through the
                                                 ------------
     date of such Termination and (ii) any other amounts earned, accrued or owing as of such Termination Date, but not yet paid by CGX to Executive.

          (d) Termination of employment hereunder shall not relieve Executive of his obligations under Sections 8 and 9 hereof,
                                  ----------------------
     notwithstanding the termination of Executive's compensation or the
     termination of the other terms and conditions of this Agreement.   In
     addition, termination of employment hereunder shall not relieve
      Executive of his obligations under Section 11 hereof which are
                                        ----------
     intended to continue indefinitely, notwithstanding the termination of Executive's compensation or the termination of the other terms and conditions of this Agreement. Executive's violation of any of his obligations under Sections 8, 9 or 11 hereof shall relieve CGX of its
                       -------------------
     obligation to pay any of the benefits as contemplated in this Section
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     15.
     --

          (e) In addition to all other compensation due to Executive hereunder, the following shall occur immediately prior to the occurrence of a Termination pursuant to subparagraphs (ii) or (iii) of
                                             ---------------------------
     Section 15;
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                (i)   all CGX stock options held by Executive prior to such a
                      Termination shall become exercisable, regardless of whether or not the vesting/performance conditions set forth in the relevant agreements shall have been satisfied in full;

                (ii) all restrictions on any restricted securities granted by CGX to Executive prior to such a Termination shall be removed and the securities shall become fully vested and freely transferable, regardless of whether the vesting/performance conditions set forth in the relevant agreements shall have been satisfied in full;

                (iii) Executive (or Executive's estate) shall have an immediate right to receive all performance shares or bonuses granted prior to such a Termination, and such performance shares and bonuses shall become fully vested and freely transferable or payable without restrictions, regardless of whether or not specific performance goals set forth in the relevant agreements shall have been attained;

                (iv) all performance units granted to Executive prior to such a Termination shall become immediately payable in cash or common stock, at Executive's sole option (or at the sole option of the executor of the Executive's estate), regardless of whether or not the relevant performance cycle has been completed, and regardless of

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                      whether any other terms and conditions of the relevant
                      agreements shall have been satisfied in full;

                (v) provided, that if the terms of any plan or agreement providing for such options, restricted securities, performance shares or bonuses, or performance units do not allow such acceleration or payment as described above, CGX shall take or cause to be taken any action required to allow such acceleration or payment or to separately pay the value of such benefits.

     16.  GROSS-UP.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event a public accounting firm selected by Executive (the "ACCOUNTING FIRM") shall determine that any payment, benefit, or distribution by CGX to Executive (whether paid or payable or distributed or distributable pursuant to the terms of Section 15 of
                                                           ----------
     this Agreement or otherwise, but determined without regard to any additional payments required under this Section 16) (each a "PAYMENT")
                                             ----------
     is subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), then CGX shall pay to Executive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b)  Subject to the provisions of Section 16(c) below, all
                                            -------------
     determinations required to be made under this Section 16, including
                                                   ----------
     whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm which shall provide detailed supporting calculations both to CGX and Executive as soon as possible following a request made by Executive or CGX. All fees and expenses of the Accounting Firm shall be borne solely by CGX. Any Gross-Up Payment, as determined pursuant to this Section 16, shall
                                                          ----------
     be paid by CGX to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon CGX and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by CGX should have

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     been made ("UNDERPAYMENT"), consistent with the calculations required to be made hereunder.  If CGX exhausts its remedies pursuant to Section 16(c)
                                                               -------------
     below and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by CGX to or for the benefit of Executive.

          (c) Executive shall notify CGX in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by CGX of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprize CGX of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the ten (10)-day period following the date on which Executive gives such notice to CGX (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If CGX notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

               (i) give CGX any information reasonably requested by CGX relating to such claim,

               (ii) take such action in connection with contesting such claim as CGX shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by CGX,

               (iii) cooperate with CGX in good faith to effectively contest such claim, and

               (iv) permit CGX to participate in any proceedings relating to such claim;

               provided, however, that CGX shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 16(c), CGX shall control all
                                  ------------
               proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a

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               determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as CGX shall determine; provided further, that if CGX directs Executive to pay such claim and sue for a refund, CGX shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, CGX's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by Executive of an amount advanced by CGX pursuant to this Section 16, Executive becomes entitled to
                          ----------
     receive, and receives, any refund with respect to such claim, Executive shall (subject to CGX's complying with the requirements of this Section 16) promptly pay to CGX the amount of such refund
          ----------
     (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of any amount advanced by CGX pursuant to Section 16, a determination is made that
                                 ----------
     Executive shall not be entitled to any refund with respect to such claim and CGX does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     17. DEFINITIONS. As used in this Agreement, terms defined in the preamble and recitals of or elsewhere in this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

          (a) Affiliate or Affiliates shall mean and refer to any direct or indirect subsidiaries of CGX, or any other entity or entities through which CGX or any subsidiary of CGX may conduct CGX's Line of Business.

          (b) Cause shall mean and include without limitation (i) the inability of Executive to perform his Duties hereunder due to a legal impediment, including without limitation, the entry against Executive of an injunction, restraining order or other type of judicial judgment, decree or order which would prevent or hinder Executive from performing his Duties; (ii) the willful failure by Executive to follow material CGX Policies or the willful disregard of the reasonable and material instructions of the CEO with respect to the performance of Executive's

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     Duties, other than any failure not occurring in bad faith
     that is remedied by Executive promptly after receipt of notice thereof from CGX; (iii) excessive absenteeism, flagrant neglect of work, serious misconduct, conviction of a felony or fraud; or (iv) the failure of Executive to devote substantially all of his full working time and attention to performance of his Duties for CGX.

          (c) Change in Control Agreement shall mean that certain Change in Control Agreement dated July 25, 2000 between CGX and Executive.

          (d) CGX's Line of Business shall mean general commercial printing services, including digital imaging, offset lithography, composition, electronic prepress, binding and finishing services, fulfillment of printed materials and includes any products or services manufactured, developed or distributed, including electronic products and services, at any time by CGX and/or the Affiliates before or after the Effective Date.

          (e)  CGX's Market shall mean the United States;

          (f) Competitive Business shall mean any person or entity engaged in a business that produces any of the products or performs any of the services comprising CGX's Line of Business.

          (g) Confidential Information shall mean trade secrets, customer and supplier lists, marketing arrangements, business plans, projections, financial information, training manuals, pricing manuals, product and service development plans, market strategies, internal performance statistics and other competitively sensitive information belonging to and concerning CGX and/or any of the Affiliates and not generally known by or available to the public, whether or not in written or tangible form, as the same may exist at any time during the Employment Period.

          (h) Disability shall mean any illness, disability or incapacity of such a character as to render Executive unable to perform his Duties (which determination shall be made by the CEO) for a total period of one hundred eighty (180) days, whether or not such days are consecutive, during any consecutive twelve (12) month period.

          (i) Effective Date shall mean the execution date of this Agreement.

          (j) Employment Period shall mean that period of time set forth in Section 2 of this Agreement.
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          (k)  Good Reason shall mean (i) the material breach of this
     Agreement by CGX, other than any failure not occurring in bad faith that is remedied by CGX promptly after receipt of notice thereof from Executive, (ii) the implementation by CGX of a condition to Executive's continued employment

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     with CGX that Executive's principal place of work be changed to any location outside of the Houston metropolitan area, (iii)
     a material diminution in the Executive's Duties or
     cash compensation, (vi) the replacement of Joe R. Davis as the CEO by any person other than Executive (provided that Executive resigns his employment citing the replacement as "Good Reason" within sixty (60) days following the date the Board selects a successor CEO other than Executive), and (v) the termination by the Executive of the Executive's employment with CGX upon the occurrence of any of the events set forth in Section 4(b)(ii) to the Change of Control
                         ----------------
Agreement.

          (l) Noncompetition Period shall mean a period beginning on the Effective Date and continuing through the Employment Period and for the greater of (i) the period of one (1) year after any Termination pursuant to Section15(a)(i), (iii), (iv) or (vi) or (ii) the
                 ---------------------------------------------
     Severance Period.

          (m) Permitted Activities shall mean (i) owning not more than 1% of the outstanding shares of a publicly-held Competitive Business which has shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automated quotation system of a registered securities association;
     (ii) owning capital stock of CGX; or (iii) those activities or actions undertaken by Executive, to the extent, but only to the extent, such activities or actions are expressly approved in writing by the CEO.

          (n) Severance Period shall mean that period of time equal to the shorter of (i) either (A), if Joe R. Davis is then the CEO, one (1) year following Termination or (B), if Joe R. Davis is not then the
                                                           ---
     CEO, two (2) years following Termination or (ii) the remainder of the Employment Period that would have been applicable pursuant to Section
                                                                   -------
     15(a)(i) but for the early Termination, if at the time of such
     --------
     Termination either of the parties had notified the other of its election to terminate the Employment Period pursuant to Section
                                                             -------
     15(a)(i).
     --------

     18. NOTICES. All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission (telecopy), cable or telex to the respective parties or seven (7) days after dispatch by registered or certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties:

     If to CGX:               Consolidated Graphics, Inc.
                              5858 Westheimer, Suite 200
                              Houston, Texas 77057
                              Attention: Joe R. Davis

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     with a copy (which shall not
     constitute notice) to:   R. Clyde Parker, Jr., Esq.
                              Winstead Sechrest & Minick P.C.
                              910 Travis, Suite 2400
                              Houston, Texas 77002

     If to Executive:         Charles White
                              c/o Consolidated Graphics, Inc.
                              5858 Westheimer, Suite 200
                              Houston, Texas 77057

     19. ASSIGNMENT. CGX, but not Executive, may assign or delegate any of its rights or obligations hereunder; provided, however, that without the consent of Executive, CGX shall not be relieved of any of its obligations hereunder as a result of any assignment to a third party; provided, further, that an assignment made in accordance with this section shall not constitute a termination of employment for purposes of this Agreement. This Agreement shall be binding upon and inure to the benefit of any assignee thereof and any such assignee shall be deemed substituted for CGX under the terms of this Agreement and all references to the "CGX" shall be deemed to mean such assignee. As used in this Agreement, the term "assignee" shall include any Affiliate or person, firm, partnership, corporation or CGX which at any time, whether by merger, purchase or otherwise, acquires all of the capital stock or substantially all of the assets or business of CGX, and any assignee or successor thereof.

     20. NO MITIGATION OBLIGATION. CGX hereby acknowledges that it will be difficult, and may be impossible, for Executive to find reasonably comparable employment following the Termination Date and that the noncompetition covenants contained in Sections 8 and 9 hereof will further limit the employment
             ----------------
opportunities for Executive. Accordingly, the parties hereto expressly agree that the payment of the severance compensation and benefits by CGX to Executive in accordance with the terms of this Agreement will be liquidated damages, and that Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise, except as expressly provided in Sections 15(c)
                                                                  --------------
and (f) hereof and to the extent Executive actually receives comparable welfare
-------
benefits from another employer during the Severance Period.

     21. AMENDMENT AND MODIFICATION. No amendment or modification of the terms of this Agreement shall be binding upon either party unless reduced to writing and signed by Executive and a duly appointed officer of CGX.

     22. GOVERNING LAW. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of laws thereof.

     23. COUNTERPARTS. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

     24. SEVERABILITY. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

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     25.  EFFECTIVE DATE.  This Agreement shall become effective only upon and as of the Effective Date.

     26. WAIVER. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

     27. CONSTRUCTION OF AGREEMENT. Headings of the sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect. Unless the contents of this Agreement otherwise clearly requires, references to the plural include the singular and the singular include the plural. Whenever the context here requires, the masculine shall refer to the feminine, the neuter shall refer to the masculine or feminine, the singular shall refer to the plural, and vice versa.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              EXECUTIVE:


                              /s/ CHARLES WHITE
                              --------------------------------------------------
                              CHARLES WHITE

                              CGX:

                              CONSOLIDATED GRAPHICS, INC.


                              By:  /s/Joe R. Davis
                                   ---------------------------------------------
                                   Joe R. Davis, Chief Executive Officer


                     SIGNATURE PAGE TO EMPLOYMENT AGREEMENT
                                       S-1









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